EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mobility Electronics, Inc.:
     We consent to the incorporation by reference in the registration statements (Nos. 333-116182, 333-102990, 333-69336 and 333-47210 on Form S-8 and Nos. 333-131222, 333-99845, 333-108623, 333-10823, 333-112023 on Form S-3) of Mobility Electronics, Inc. of our reports dated March 8, 2006, with respect to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2005, annual report on Form 10-K of Mobility Electronics, Inc.
/s/ KPMG LLP
Phoenix, Arizona
March 8, 2006